                               SCHEDULE 14A INFORMATION

             PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / / Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
    /X/ Definitive Proxy Statement
    / / Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

Atchison Casting Corporation
----------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)

----------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    /X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(l), 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
    / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
    / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

    (1) Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------
    (5) Total fee paid:

    ---------------------------------------------------------------------------

    / / Fee paid previously with preliminary materials.
    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ---------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------
    (3) Filing Party:

    ----------------------------------------------------------------------
    (4) Date Filed:

    ----------------------------------------------------------------------

                                        [LOGO]

                             ATCHISON CASTING CORPORATION

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD NOVEMBER 15, 1996

    Notice is hereby given that the Annual Meeting of Stockholders of Atchison Casting Corporation (the "Company") will be held at the offices of the Company, 400 South Fourth Street, Atchison, Kansas, on the 15th day of November 1996, at 11:00 a.m. (Central Time) for the following purposes:

    1.   To elect two Class III Directors to serve for a term of three years.

    2. To transact such other business as may properly come before the meeting.

    The Board of Directors has fixed the close of business on September 27, 1996, as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting.

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, WE WILL BE GLAD TO RETURN YOUR PROXY SO THAT YOU MAY VOTE IN PERSON.

    PLEASE RETURN YOUR PROXY - THANKS!

                                       By Order of the Board of Directors,


                                       HUGH H. AIKEN
                                       CHAIRMAN OF THE BOARD AND
                                       CHIEF EXECUTIVE OFFICER
Atchison, Kansas
October 7, 1996

P.S. - I look forward to seeing you at the meeting. We will give you a tour of the foundry when it is over. If you would like transportation from and to the Kansas City airport, let me or Leah Cox know your flight information, and we will have you picked up and taken back. It is a 40 minute ride.

                             ATCHISON CASTING CORPORATION
                               400 South Fourth Street
                             Atchison, Kansas 66002-0188
                                    (913) 367-2121

                                   PROXY STATEMENT
                                         FOR
                            ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD NOVEMBER 15, 1996

                                 GENERAL INFORMATION

    This proxy statement is being furnished on or about October 7, 1996, in connection with the solicitation of proxies by the Board of Directors of Atchison Casting Corporation, a Kansas corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the Company's offices, 400 South Fourth Street, Atchison, Kansas, at 11:00 a.m. (Central Time) on Friday, November 15, 1996, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. In order to provide every stockholder with an opportunity to vote on all matters scheduled to come before the Annual Meeting and to be able to transact business at the meeting, proxies are being solicited by the Company's Board of Directors. Upon execution and return of the enclosed proxy, the shares represented by it will be voted by the persons designated therein as proxies, in accordance with the stockholder's directions. A stockholder may vote on a matter by marking the appropriate box on the proxy or, if no box is marked for a specific matter, the shares will be voted as recommended by the Board of Directors on that matter.

    The enclosed proxy may be revoked at any time before it is voted by (i) so notifying the Secretary of the Company, (ii) exercising a proxy of a later date and delivering such later proxy to the Secretary of the Company prior to the Annual Meeting or (iii) attending the Annual Meeting and voting in person. Unless the proxy is revoked or is received in a form that renders it invalid, the shares represented by it will be voted in accordance with the instructions contained therein.

    The Company will bear the cost of solicitation of proxies, which will be principally conducted by the use of the mails; however, certain officers and employees of the Company may also solicit by telephone, telegram or personal interview. Such expense may also include ordinary charges and expenses of brokerage firms and others, for forwarding soliciting material to beneficial owners.

    On September 27, 1996, the record date for determining stockholders entitled to vote at the Annual Meeting, the Company had outstanding and entitled to vote 5,528,912 shares of common stock, par value $.01 per share (the "Common Stock"). Each outstanding share of Common Stock entitles the record holder to one vote.

                                ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes, elected for terms of three years and until their successors are elected and qualified. At the meeting two Class III directors are to be elected. The proxies named in the accompanying proxy intend to vote for the election of Paul C. Craig and Ray H. Witt. In the event Mr. Craig or Mr. Witt should become unavailable for election, which is not anticipated, the proxies will be voted for such substitute nominee as may be nominated by the Board of Directors. The two nominees for election as Class III directors who receive the greatest number of votes cast for election of directors at the meeting, a quorum being present, shall be elected directors of the Company. Abstentions, broker nonvotes and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes.

INFORMATION CONCERNING NOMINEES

    The following table sets forth information with respect to the nominees to the Board of Directors.

CLASS III - TERM EXPIRING 1996

                                         PRINCIPAL OCCUPATION AND
NAME               AGE                  FIVE-YEAR EMPLOYMENT HISTORY
----               ---  -------------------------------------------------------
Paul C. Craig      39   Director since June 1991.  Since 1988, Mr. Craig has
                        been the Managing General Partner of RPI Limited
                        Partnership I, which is the managing general partner of Riverside Fund I, L.P. ("Riverside Partners"), an investment firm located in Boston, Massachusetts.
                        Mr. Craig is a member of the Compensation Committee of the Company's Board of Directors.

Ray H. Witt        68   Director since August 1993.  Since 1957, Mr. Witt has
                        been the Chief Executive Officer and Chairman of the Board of CMI International, Inc., which owns and operates eight foundries in North America and Europe.
                        Mr. Witt was president of the American Foundryman's
                        Society from 1992 to 1993. Mr. Witt is a member of the Audit Committee of the Company's Board of Directors.

INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE

    The following table sets forth information with respect to the directors who are continuing in office for the respective periods and until their successors are elected and qualified.

CLASS I - TERM EXPIRING 1997
                                          PRINCIPAL OCCUPATION AND
NAME               AGE                  FIVE-YEAR EMPLOYMENT HISTORY
----               ---  -------------------------------------------------------

Hugh H. Aiken      52   Chairman of the Board, President, Chief Executive
                        Officer and Director since June 1991.


CLASS II - TERM EXPIRING 1998
                                          PRINCIPAL OCCUPATION AND
NAME               AGE                  FIVE-YEAR EMPLOYMENT HISTORY
----               ---  -------------------------------------------------------

David L. Belluck   34   Director since June 1991.  Since 1989, Mr. Belluck has
                        been a General Partner of RPI Limited Partnership I, which is the managing general partner of Riverside
                        Partners.  Mr. Belluck is a member of the Compensation
                        Committee of the Company's Board of Directors.

John O. Whitney    68   Director since June 1994.  Since 1986, Mr. Whitney has
                        been Professor and Executive Director, Deming Center for Quality Management at Columbia Business School.
                        Mr. Whitney has also written a number of books and articles on management in business strategy, and lectures on those subjects in the United States and abroad. Mr. Whitney previously served as Chief
                        Executive Officer of Pathmark International, a division of Supermarkets General Corporation engaged in food distribution and retailing. Mr. Whitney is a member of the Audit Committee of the Company's Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    The standing committees of the Board of Directors consist of an Audit Committee and a Compensation Committee.

    The Audit Committee consists of Messrs. Whitney and Witt. The Audit Committee annually makes recommendations to the Board regarding the appointment of independent auditors of the Company and reviews the scope of audits.

    The Compensation Committee consists of Messrs. Belluck and Craig. The Compensation Committee annually reviews and makes recommendations to the Board of Directors regarding compensation arrangements with the executive officers of the Company and reviews and approves the procedures for administering employee benefit plans of all types.

    During the 1996 fiscal year, the Board of Directors met four times, the Audit Committee met one time and the Compensation Committee met four times. All Directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served.

COMPENSATION OF DIRECTORS

    Non-employee directors received $2,500 for each quarterly meeting of the Board of Directors attended during fiscal year 1996 and, effective July 1, 1996, will receive a fixed fee of $8,000 each year and $2,000 for each quarterly meeting of the Board of Directors attended, all or part of which may be paid in cash or Common Stock at their election. In addition, the Company reimburses directors for expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof. Each non-employee director has also been granted an option to purchase 10,000 shares of Common Stock at an exercise price per share equal to the average of the high and low sales prices of the Common Stock, as reported on the NASDAQ Stock Market's National Market System (the "NASDAQ National Market"), on the date of grant ($13 3/8 per share). In June 1996, Mr. Witt was granted an option to purchase an additional 10,000 shares of Common Stock at an exercise price of $13 3/8 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Company's Board of Directors during fiscal 1996 was composed of Paul C. Craig and David L. Belluck.

    Paul C. Craig, Managing General Partner of Riverside Partners, and David L. Belluck, a General Partner of Riverside Partners, are directors of the Company. Riverside Partners was paid a finder's fee of $45,000 in January 1996 in connection with the acquisition of La Grange Foundry Inc. and $95,800 in April 1996 in connection with the acquisition of The G&C Foundry Company.

    During the fiscal year ended June 30, 1996, there were no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Board's Compensation Committee, nor did any current or past officers of the Company serve on the Compensation Committee.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of the Company is responsible for reviewing and approving policies, practices and procedures relating to executive compensation and the establishment and administration of employee benefit plans. The overall goal of the Compensation Committee is to attract and retain strong management and to base incentive compensation on both individual performance and the overall Company success. The key elements of the Company's executive compensation package are base salary, annual bonuses, and long-term incentives. Each of those elements are discussed below.

    The Company's executive officers are compensated with base salary and annual bonuses, as well as incentive stock options, restricted subsidiary stock and by the Company's normal fringe benefits.

    The base salary of each executive officer, other than the chief executive officer ("CEO"), is determined by a subjective process of negotiation and evaluation of performance involving the officer, the CEO and the Compensation Committee. The base salary of the CEO was originally determined by negotiation between the CEO and the major stockholders of the Company in February 1991, resulting in a five-year employment contract between the Company and the CEO.
At the time of the Company's initial public offering of its Common Stock (October 1993), this employment contract was extended by two years, changing its expiration date from June 1996 to June 1998. The CEO's employment contract allows for annual increases.

    During the second fiscal quarter of 1996, the CEO voluntarily reduced his salary from $200,000 per year to $146,000 per year for the remainder of fiscal year 1996 because the Company missed its internal earnings targets during the first half of fiscal year 1996.

    The annual bonus for executive officers for fiscal 1996 (and for the prior two years) was based on earnings before interest, taxes and amortization of intangibles, or "EBITA." Targets are set by the Board of Directors for the
fiscal year EBITA of each executive's subsidiary or operating group.   In the
case of the CEO and the chief financial officer, the target was based on consolidated earnings for the entire Company. The amount of bonus which was to be earned if EBITA reached 100% of target was also set by the Board (or by contract in the case of the CEO), and was approximately 100% of base salary for the CEO and 25% of base salary for other officers. If the target is reached, the officer receives 100% of his annual bonus. For any percentage of actual EBITA above the target, the amount of the calculated bonus at 100% of the target is increased by the same percentage. A minimum level of EBITA is also set, below which no bonus is paid. At EBITA above the minimum threshold the bonus is pro-rated based on the relation of actual EBITA to the target and the minimum threshold. The bonus payments for Messrs. Crowley, Stott and Sitarz were determined by incentive plans in place at their foundries prior to becoming part of the Company, each of which is based as on minimum EBITA threshold levels at their respective foundries. During fiscal year 1996, the full bonus amount was earned.

    Incentive stock options are granted by the Company to eligible employees under the Company's 1993 Incentive Stock Plan. The number of options granted is determined by the Compensation Committee after considering subjective criteria such as the employee's performance, the employee's value to the Company and the use of options at other companies.

    Restricted stock of subsidiaries of the Company for up to 10% of the capital stock of some subsidiaries is made available to key managers of such subsidiaries, and vests in equal annual installments over five years from the date of awarding such stock. To participate in this plan, a manager must purchase stock in the subsidiary.

    This report has been issued over the names of each member of the Compensation Committee, David L. Belluck and Paul C. Craig.

                                EXECUTIVE COMPENSATION

    The table below sets forth information concerning the annual and long-term compensation paid to the Chief Executive Officer and the four other most highly paid executive officers whose compensation exceeded $100,000 during the last fiscal year.


                              SUMMARY COMPENSATION TABLE

                                                   LONG TERM
                                                   COMPENSATION
                                                        AWARDS
                                                   ------------

                               ANNUAL COMPENSATION   SECURITIES
                             ----------------------  UNDERLYING
    NAME AND                                           OPTIONS/  ALL OTHER
PRINCIPAL POSITION    YEAR    SALARY($)    BONUS($)    SARS(#) COMPENSATION($)
------------------    ----    ---------    --------    ------- ---------------

Hugh H. Aiken. .     1996    $164,667     $200,000    20,000    $ 5,310(1)
 President and       1995    $192,222     $200,000     None     $ 8,331
 Chief Executive     1994    $153,950     $127,779    20,000    $ 6,746
 Officer

Richard J. Sitarz    1996    $111,800     $34,242     2,000     $ 6,708(2)
 Vice President-     1995    $106,600     $33,657     None      $ 6,396
 Prospect            1994    $101,400(3)  $28,500(3)  2,000     $ 4,301

John R. Kujawa. .    1996    $105,000     $26,250     3,000     $ 6,300(4)
 Vice President--    1995    $105,000     $27,129     None      $ 6,228
 Atchison/St.        1994    $ 76,000     $15,837     4,000     $ 4,560
 Joseph and
 Amite


James Stott. . .     1996    $111,691     $82,612      None     None
 Vice President--    1995    $100,777(5)  $93,599(5)  10,000    None
 Kramer

Edward J. Crowley    1996    $100,000     $40,091     None      $ 6,502(7)
 Vice President--    1995    $130,769(6)  $79,472(6)  None      $11,656
 Empire


----------------
(1) Consists solely of Company contributions to the Company's 401(k) savings plan for the benefit of Mr. Aiken.

(2) Consists solely of Company contributions to the Company's 401(k) savings plan for the benefit of Mr. Sitarz.

(3) Mr. Sitarz became an executive officer of the Company subsequent to the Company's acquisition of Prospect Foundry, Inc. ("Prospect") on April 1, 1994. Accordingly, only $25,350 of the salary reported above for 1994 was paid by the Company and none of the bonus for 1994 was paid by the Company.

(4) Consists solely of Company contributions to the Company's 401(k) savings plan for the benefit of Mr. Kujawa.

(5) Mr. Stott became an executive officer of the Company subsequent to the Company's acquisition of Kramer International, Inc. ("Kramer") in January 1995. Accordingly, only $53,327 and $18,200 of the salary and bonus reported above for 1995 was paid by the Company.

(6) Mr. Crowley became an executive officer of the Company subsequent to the Company's acquisition of Empire Steel Castings, Inc. ("Empire") in February 1995. Accordingly, only $44,231 and $15,970 of the salary and bonus reported above for 1995 was paid by the Company.

(7) Consists solely of contributions to a 401(k) plan for the benefit of Mr. Crowley.



                                          OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE VALUE
                                                                                             AT ASSUMED ANNUAL RATES
                                                                                           OF STOCK PRICE APPRECIATION
                                                   INDIVIDUAL GRANTS                             FOR OPTION TERM
                          ---------------------------------------------------------------  ---------------------------


                             NUMBER OF       % OF TOTAL
                            SECURITIES      OPTIONS/SARS
                            UNDERLYING       GRANTED TO        EXERCISE OR
                           OPTIONS/SARs     EMPLOYEES IN          BASE        EXPIRATION
 NAME                      GRANTED(#)(1)     FISCAL YEAR       PRICE($/SH)       DATE          5%($)       10%($)
 ----                      -------------     -----------       -----------       ----          -----       ------
 Hugh H. Aiken . . . .        20,000            43.7%            $14.125        6/30/05       $177,668     $450,230
 Richard J. Sitarz . .         2,000             4.4%            $14.125        6/30/05       $ 17,767     $ 45,023
 John R. Kujawa  . . .         3,000             6.6%            $14.125        6/30/05       $ 26,650     $ 67,535
 James Stott . . . . .          None
 Edward J. Crowley . .          None

------------------

(1) All options are rights to buy Common Stock of the Company. The options granted to Mr. Aiken, Mr. Sitarz and Mr. Kujawa are subject to a three-year vesting schedule commencing July 1, 1995 with one-third of the grant vesting on each of the three anniversaries from the grant date.

                       AGGREGATED OPTION/SAR EXERCISES IN LAST
                       FISCAL YEAR AND FY-END OPTION/SAR VALUES



                                      NUMBER OF
                                      SECURITIES               VALUE OF
                                      UNDERLYING             UNEXERCISED
                                      UNEXERCISED            IN-THE-MONEY
                                    OPTIONS/SARS AT        OPTIONS/SARS AT
                                       FY-END(#)               FY-END($)
NAME                         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                         ------------------------- -------------------------

Hugh H. Aiken. . . . . . . . .       13,333/26,667         $31,666/$48,334

 Richard J. Sitarz . . . . . .        1,333/2,667           $3,166/$4,834

 John R. Kujawa. . . . . . . .        2,666/4,334           $6,332/$8,043

 James Stott . . . . . . . . .        3,333/6,667           $3,333/$6,667

 Edward J. Crowley . . . . . .            0/0                   $0/$0

EMPLOYMENT CONTRACTS

    The Company has entered into an employment agreement with Mr. Aiken that expires in June 1998. At the discretion of the Board of Directors, the minimum annual compensation may be increased during the term of this agreement. As of June 30, 1996, the minimum annual compensation payable to Mr. Aiken pursuant to this agreement was $200,000. This agreement provides for a severance payment in the amount of one year of base salary in the event of his death or disability and up to three years of base salary in the event he is terminated other than for cause, disability or death. This agreement also prohibits Mr. Aiken from competing with the Company for a period of two years following the termination of his employment with the Company.

    Prospect was subject to an employment agreement with Mr. Sitarz that expired in June 1996. As of June 30, 1996, the base annual salary payable to Mr. Sitarz pursuant to that agreement was $111,800. The agreement prohibited Mr. Sitarz from competing with Prospect during the term of the agreement.

    The Company and Empire have entered into an employment agreement with Edward J. Crowley, Vice President-Empire, that expires on January 31, 2000. The agreement provides for a minimum annual compensation of $100,000, which may be increased at the discretion of the board of directors of Empire. The agreement also provides for incentive compensation equal to 5% of the earnings before interest, taxes and corporate charges ("EBIT") of Empire.

PENSION BENEFITS

    The Company maintains a qualified defined benefit pension plan, the Salaried Employees Retirement Plan of Atchison Casting Corporation (the "Retirement Plan"), of which Mr. Aiken and Mr. Kujawa are participants. The estimated annual benefits payable under the Retirement Plan payable upon retirement at various years of credited service and at different levels of remuneration are as follows:

 REMUNERATION                     YEARS OF CREDITED SERVICE AT RETIREMENT
 ------------                --------------------------------------------------
                               15       20         25       30         35
                               --       --         --       --         --

 $ 50,000                     $16,933   $17,582   $18,231   $18,879   $19,528

   75,000                      26,933    28,207    29,481    30,754    32,028

  100,000                      36,934    38,832    40,731    42,630    44,528

  125,000                      46,934    49,457    51,981    54,505    57,028

  150,000(1)                   56,934    60,083    63,231    66,380    69,528

---------------

(1) Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, and the Omnibus Budget Reconciliation Act of 1993 limit the amount of compensation that can be considered in computing benefits under a qualified defined benefit pension plan. For 1996, the maximum amount of compensation allowed for use in calculating an individual's pension benefits is $150,000. This limit may be raised in the future by annual cost-of-living adjustments determined by the U.S. Secretary of the Treasury.

    The remuneration covered by the Retirement Plan is the average of the highest five consecutive years during the last ten years prior to eligibility to receive benefits under the Retirement Plan of total cash remuneration, including salary and bonus (both as reported in the Summary Compensation Table) paid or accrued and payable in the year following accrual. As of the end of fiscal 1996, Mr. Aiken and Mr. Kujawa each had seven years of service credited under the Retirement Plan. Benefits shown are computed as life-only annuities beginning at age 65 and are not reduced for Social Security benefits.

    Effective May 1, 1996, the Company established an unfunded, nonqualified supplemental retirement plan for the benefit of Mr. Aiken. The benefit payable to Mr. Aiken under the plan is equal to the excess of (a) the benefit that would be payable to Mr. Aiken under the Retirement Plan if his employment had commenced April 1, 1975 instead of April 1, 1990, over (b) the benefit actually payable to Mr. Aiken under the Retirement Plan. The estimated annual benefit payable to Mr. Aiken under the supplemental retirement plan in the form of a life-only annuity upon retirement at age 65 is $9,446.

    Empire sponsors a defined benefit pension plan for salaried employees, of which Mr. Crowley is a participant. The plan was amended to cease further benefit accruals effective July 15, 1991. The monthly plan benefit is equal to 35% of average monthly compensation. For a participant with less than 20 years of benefit accrual service, the benefit is reduced by multiplying it by a fraction, the numerator of which is the actual years of benefit accrual service and the denominator of which is 20. Years of service and compensation earned after July 15, 1991 are not credited for purposes of benefit accrual under the plan. Mr. Crowley is 100% vested in his plan benefit and is credited with 6 years of benefit accrual service. Mr. Crowley's annual plan benefit at age 65 will be approximately $11,856, payable for life.

                      PERFORMANCE OF THE COMPANY'S COMMON STOCK

    The graph set forth below compares the percentage change in cumulative stockholder return of the Company's Common Stock, from October 4, 1993 (the date the Company commenced its initial public offering of Common Stock), to June 30, 1996 (the Company's fiscal year end), against the cumulative return of the Index for the NASDAQ Stock Market (U.S. Companies only) (the "NASDAQ Index"), and an index prepared by the Center for Research in Security Prices at The University of Chicago Graduate School of Business consisting of stocks of U.S. companies traded on NASDAQ that transact business in primary metal industries (S.I.C. 3300-3399) (the "Metals Industry Index") covering the same time period. The Company undertakes to provide any stockholder upon written request, without charge, a list of the component issues in the Metals Industry Index. The graph is based on $100 invested on October 4, 1993, in the Company's Common Stock, the NASDAQ Index and Metals Industry Index, each assuming dividend reinvestment.
The
historical stock price performance shown on this graph is not necessarily indicative of future performance.


 $160
         ---------------------------------------------------------------
                                                             - $159.20

 $150
         ---------------------------------------------------------------


 $140
         ---------------------------------------------------------------


 $130                                                       / /$132.20
         ---------------------------------------------------------------

                                                -$124.00
 $120
                                              / /$120.00       $120.00
         ---------------------------------------------------------------


 $110
         ---------------------------------------------------------------
                           - $106.70             $109.50

 $100    - $100.00       / / $100.80
         ---------------------------------------------------------------


 $  90                       - $92.90
         ---------------------------------------------------------------

           10/4/93           6/30/94             6/30/95        6/30/96

---------------------------------------------------------------------------
---------------------------------------------------------------------------

    Atchison Casting         NASDAQ Index        Metals Industry Index
      ----- - -----      _________ - _________   ........ / / ........
---------------------------------------------------------------------------
---------------------------------------------------------------------------


                                 CERTAIN TRANSACTIONS

    Richard J. Sitarz, Vice President-Prospect, and C. Dinny Kinloch, Vice President-Quaker Alloy, are each party to certain Employee Incentive Stock Agreements, pursuant to which Mr. Sitarz was awarded 20,000 shares of Prospect's Class B common stock, and Mr. Kinloch was awarded 20,000 shares of Class B common stock of Quaker Alloy, Inc., which vest annually over five years or upon an earlier date if certain events occur. ACC holds an irrevocable proxy in its favor with respect to all such shares that are not vested. These agreements also provide, among other things, that ACC has the right to purchase such shares under certain circumstances, the obligation to purchase such shares under other circumstances, and the right to cause such shares to be sold if ACC sells more than one-half of its capital stock in a single transaction or a series of related transactions. Such shares may be exchanged for the Company's Common Stock after five years from the date of issue based on relative book values of the shares at the time of such exchange.

    James Stott, Vice President-Kramer, has entered into an agreement with the Company in which he will be paid $750,000 if by January 3, 1997 he causes net sales at ACC and any of its subsidiaries (other than Kramer) to increase in the aggregate by $7.5 million in regularly recurring annual sales while he is an employee of Kramer provided that net sales volume at Kramer does not fall below Kramer's fiscal 1994 net sales volume at the same time. In addition, on January 1, 1995 Mr. Stott and another individual renewed the lease of a manufacturing facility to Kramer at $4,033.33 per month through December 31, 1996, subject to two successive two-year extensions at its then fair market value.

    The Company has entered into a stock option agreement with Mr. Crowley which provides the Company an option to purchase the 26,895 shares of Common Stock issued to Mr. Crowley in connection with the Company's acquisition of Empire if Mr. Crowley ceases to be employed by the Company before January 31, 2000. The purchase option does not arise, however, if Mr. Crowley's employment is terminated without cause or as a result of Mr. Crowley's disability. The option price is $50,000 if Mr. Crowley's employment ceases before January 31, 1996, and increases annually in $100,000 increments up to $450,000 .

    For a discussion of certain other transactions, see "Election of Directors -- Compensation Committee Interlocks and Insider Participation," "Compensation Committee Report on Executive Compensation" and "Executive Compensation -- Employment Contracts."

              CERTAIN BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

    The following table sets forth information as of September 27, 1996, concerning the shares of Common Stock beneficially owned by (i) each person known by the Company to be the beneficial owner of 5% or more of the Company's outstanding Common Stock, (ii) each of the directors of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the named beneficial owner has sole voting and investment power over the shares listed.

                                        NUMBER OF SHARES     PERCENTAGE OF
NAME OF INDIVIDUAL OR GROUP            BENEFICIALLY OWNED  COMMON STOCK OWNED
---------------------------            ------------------  ------------------

Riverside Fund I, L.P. . . . . . . . .    1,770,976             32.0%
One Exeter Plaza
 699 Boylston Street
 Boston, MA  02116
Ingalls & Snyder (1) . . . . . . . . .      480,071               8.7
 61 Broadway
 New York, NY  10006
Principal Mutual Life Insurance Co. (2)     356,000               6.4
 711 High Street
 Des Moines, IA  50392-0088
Wanger Asset Management, Ltd. (3). . .      354,100               6.4
 227 West Monroe Street, Suite 3000
 Chicago, IL  60606
Hugh H. Aiken (4). . . . . . . . . . .      282,605               5.1
Paul C. Craig (5)(6) . . . . . . . . .       10,000                 *
David L. Belluck (5)(6). . . . . . . .       23,150                 *
Ray H. Witt (7). . . . . . . . . . . .      186,708               3.4
John O. Whitney (6)(8) . . . . . . . .       13,192                 *
Richard J. Sitarz (9). . . . . . . . .        2,000                 *
John R. Kujawa (10). . . . . . . . . .       28,814                 *
James Stott (11) . . . . . . . . . . .        4,833                 *
Edward J. Crowley. . . . . . . . . . .       26,995                 *
All directors and executive officers as
 a group (13 persons) (12) . . . . . .      613,072              11.0

---------------

*   Less than 1% of Common Stock outstanding.

(1) Based on a Schedule 13G Amendment No. 1 dated January 17, 1996, represents shares of Common Stock owned by Ingalls & Snyder LLC, which has sole voting power with respect to 9,551 shares and sole dispositive power with respect to 480,071 shares.
(2) Based on a Schedule 13G dated February 14, 1996, represents shares of Common Stock owned by Principal Mutual Life Insurance Co. ("PM"), which shares voting and dispositive powers over all of such shares, including shared voting and dispositive powers over 326,000 of such shares with Invista Capital Management, Inc., an investment adviser and subsidiary of PM.
(3) Based on a Schedule 13G dated February 9, 1996, Wanger Asset Management, L.P. ("WAM") is an investment adviser, which shares voting and dispositive powers with Wanger Asset Management Ltd, its general partner, and Mr. Ralph Wanger, the principal stockholder of its general partner. WAM also shares voting and dispositive powers with certain of its clients who do not beneficially own 5% of more of the outstanding shares of Common Stock.
(4) Includes 20,000 shares subject to exercisable options, 500 shares owned by Mr. Aiken's wife and 500 shares owned by each of Mr. Aiken's three children.
(5) Messrs. Craig and Belluck are general partners of RPI Limited Partnership I, which is the managing general partner of Riverside Partners. As such general partners, Messrs. Craig and Belluck may be deemed to be the beneficial owners of shares owned or held by Riverside Partners. Messrs. Craig and Belluck disclaim beneficial ownership of such shares other than to the extent such ownership corresponds to their respective percentage interest in Riverside Partners.
(6) Includes 10,000 shares subject to exercisable options held by each of Messrs. Craig, Belluck and Whitney, which they received pursuant to the Atchison Casting Non-Employee Director Option Plan.
(7) Mr. Witt is Chief Executive Officer and Chairman of the Board of CMI International, Inc., which received 175,583 shares of Common Stock of the Company in connection with the Company's acquisition of the operating assets of CMI-Quaker Alloy, Inc.

 (8)     Includes 800 shares owned by Mr. Whitney's wife.
 (9)     Includes 2,000 shares subject to exercisable options.
(10)     Includes 3,666 shares subject to exercisable options.
(11)     Includes 3,333 shares subject to exercisable options.
(12)     Includes 66,332 shares subject to exercisable options.



               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    To the Company's knowledge, all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent holders were satisfied during the fiscal year ended June 30, 1996, except that one Form 4 relating to one transaction for each of Messrs. Aiken, Kinloch, Kujawa, McDermed and Sitarz was filed later than required.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

    The Board of Directors, on the recommendation of the Audit Committee, has selected the firm of Deloitte & Touche LLP as independent auditors to examine the financial statements of the Company and its subsidiaries for the fiscal year 1997. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

OTHER BUSINESS

    As of the date of this proxy statement, management knows of no other matters to be presented at the Annual Meeting. However, if any other matters shall properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

                            PROPOSALS OF SECURITY HOLDERS

    Proposals of security holders intended to be presented at the next annual meeting, scheduled for November 21, 1997, must be received by the Company no later than June 9, 1997, in order to be considered for inclusion in the proxy statement relating to that meeting.

                                                 ATCHISON CASTING CORPORATION



                                                 HUGH H. AIKEN
                                                 CHAIRMAN OF THE BOARD AND
                                                 CHIEF EXECUTIVE OFFICER
Dated:  October 7, 1996
Atchison, Kansas

--------------------------------------------------------------------------------

PROXY                                                                      PROXY

                          ATCHISON CASTING CORPORATION
                             400 South Fourth Street
                             Atchison, Kansas  66002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Hugh H. Aiken and Kevin T. McDermed, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Atchison Casting Corporation the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on November 15, 1996, or any adjournment or postponement thereof. This proxy revokes all prior proxies given by the undersigned.

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                      USING THE ENCLOSED PREPAID ENVELOPE.

                (Continued and to be signed on the reverse side)


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          ATCHISON CASTING CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES.


1.   ELECTION OF DIRECTORS --

NOMINEES:  Paul C. Craig and Ray H. Witt

FOR  WITHHOLD  FOR ALL (EXCEPT NOMINEE(S) WRITTEN BELOW)
/ /  / /       / /_____________________________



2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ALL MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED


                   Dated:_________________________________________________, 1996

Signature(s)____________________________________________________________________

________________________________________________________________________________
Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.





--------------------------------------------------------------------------------